                                                                    EXHIBIT 12.1

                              COMCAST CORPORATION
     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)



                                                  Nine Months Ended
                                                    September 30,                        Years Ended December 31,
                                                  ----------------- ----------------------------------------------------------------
                                                        2002          2001           2000         1999          1998         1997
                                                       -------      --------       --------      ------        -------      -------
Earnings (loss) before fixed charges (1):

  Earnings (loss) from continuing operations
    before cumulative effect of accounting change      ($222.9)     $  224.1       $2,021.5      $729.9       $1,003.5      ($213.1)

  Minority Interest                                      126.0         160.4          115.3        (4.6)         (44.3)       (76.2)

  Income tax (benefit) expense                            52.3         469.4        1,428.6       696.2          591.7         54.1

  Equity in net (income) losses of affiliates             59.9          28.5           21.3        (1.4)         515.9        343.8

  Fixed charges                                          543.5         734.1          727.7       616.8          473.2        523.4
                                                       -------      --------       --------      ------        -------      -------
                                                        $558.8      $1,616.5       $4,314.4    $2,036.9       $2.540.0       $632.0
                                                       =======      ========       ========    ========       ========      =======
Fixed charges:

  Interest expense                                      $543.5      $  734.1       $  727.7    $  616.8       $  473.2       $505.4

  Capitalized interest                                      --            --             --          --             --         18.0
                                                       -------      --------       --------      ------        -------      -------
                                                        $543.5      $  734.1        $ 727.7    $  616.8       $  473.2       $523.4
                                                       =======      ========       ========    ========       ========      =======
Ratio of earnings to fixed charges (1)                    1.03          2.20           5.93        3.30           5.37         1.21

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(1) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes, cumulative effect of accounting changes, minority interest, equity in net (income) losses of affiliates and fixed charges. Fixed charges consist of interest expense and capitalized interest.